EXHIBIT 99.1

Company Contact: Mr. Leo Wang Chief Financial Officer China Wind Systems, Inc Tel: +1-917-455-7735 E-mail: leo.wang@chinawindsystems.com Web site: www.chinawindsystems.com	Investor Relations Contact: Mr. Crocker Coulson President CCG Investor Relations Tel: +1-646-213-1915 (NY Office) E-mail: crocker.coulson@ccgir.com Web site: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Reports Fourth Quarter and Fiscal 2008 Results

Wuxi, Jiangsu Province, China – March 31, 2009 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI), (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China,  today announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

1 Fourth Quarter 2008 Highlights and Recent Events

•	Net revenues increased 39.0% year-over-year to $10.9 million
•	Gross profit increased 15.7% year-over-year to $2.7 million
•	Net income increased 61.6% year-over-year to $1.5 million, or $0.02 per diluted share, from net income of $0.9 million, or $0.02 per diluted share, in 2007
•
Revenue from the sale of forged products for the wind power and other industries was $5.0 million, or 45.5% of net revenues, of which $1.6 million, or 14.7% of net revenue, is from the wind power industry.

Full Year 2008 Highlights

•	Net revenues increased 73.2% to $42.3 million
•	Gross profit increased 49.5% to $10.5 million
•	Operating income increased 42.4% to $8.1 million
•
Adjusted non-GAAP net income was $5.8 million, or $0.09 per diluted share, up 62.9% year-over-year and excludes the impact of a $2.9 million non-cash preferred deemed dividend from the issuance of stock warrants upon conversion of convertible debt into series A preferred stock and $2.3 million in amortization of debt discount and debt issuance costs

•
Revenue from the sale of forged products for the wind power and other industries was $17.5 million, or 41.4% of net revenue, of which $6.9 million (15.9% of net revenue) was from the wind power industry.

•	Completed installing equipment at new 40,000 ton-capacity facility in Wuxi City and began equipment test runs
•	Signed several preliminary agreements with new and existing wind-power and heavy machinery customers to supply forged products in 2009
•	Appointed Leo Wang as CFO

“We are pleased to report strong 2008 results where sales of wind-related products accounted for 15.9% of net revenues for the full year compared to a nominal amount in 2007, demonstrating our success in the strategy we laid out four years ago to become a leading supplier of essential wind turbine components in China,” commented Mr. Jianhua Wu, chairman and CEO of China Wind Systems, Inc. “Despite the delayed start-up of our new facility, we are satisfied with the growth pace of our forged products business and anticipate continued growth in 2009 as we establish ourselves among new customers as a premier provider of high-quality forged rolled rings, shafts and flanges for use in the wind power and heavy machinery industries,” Mr. Wu added.

2 Fourth Quarter 2008 Results

Net revenues for the fourth quarter of 2008 totaled $10.9 million, up 39.0% from $7.8 million for the same period prior year. The Company’s management attributes the growth in revenues to the increase in sales of the Company’s forged rolled rings to the wind power and other industries such as the railway, heavy machinery manufacturing and defense and radar industries. Revenues from the sale of forged rolled rings for the wind power and other industries were $5.0 million for the fourth quarter of 2008, compared to $1.5 million for the same period prior year when the Company was just entering into this business. Revenue from the sale of forged rolled rings exclusively for the wind power industry accounted for $1.6 million, or 14.7% of total revenue, in the fourth quarter. Revenues from the Company’s dyeing and finishing segment increased 0.6% to $5.3 million, accounting for 49.0% of net revenues compared to $5.3 million, or 67.8% of net revenue, for the fourth quarter of 2007.

“While the dyeing and finishing segment generated healthy cash flow for the Company during 2008, the textile industry in China has been adversely affected by the economic downturn and consequently we have experienced a decline in this part of our business as well as a longer collection period for accounts receivables,” Mr. Wu said. “We believe that the sale of forged rolled rings and other forged products should continue to drive our revenues going forward and we are hopeful that the Chinese government’s support of wind power development will benefit our operations.”

Gross profit for the fourth quarter was $2.7 million, a 15.7% increase from $2.3 million for the same period prior year. Gross margin was 24.4% for the fourth quarter of 2008, compared to 29.3% for the same period prior year. Gross margin for the dyeing and finishing equipment segment was 25.6%, down from 29.5% a year ago due to higher raw material costs for steel and other metals which could not be passed on to the Company’s customers during that period. Gross margin for the forged rolled rings and electrical equipment segment was 23.2%, compared to 28.8% a year ago, due to the increased raw material costs for steel and other metals and a change in product mix in the segment.

Operating expenses were $0.6 million in the fourth quarter of 2008, slightly less than one year ago.

Operating income for the fourth quarter of 2008 totaled $2.1 million, a 24.0% increase from $1.7 million for the same period prior year.

Net income for the fourth quarter of 2008 was $1.5 million, or $0.02 per diluted share, compared to $0.9 million, or $0.02 per diluted share, in the fourth quarter of 2007. Earnings per share were calculated using a diluted weighted share count of 62,585,767 shares for the fourth quarter of 2008, as compared with 59,896,403 shares for the fourth quarter of 2007.

Full Year 2008 Results

For the full year 2008, revenues increased to $42.3 million, up 73.2% from $24.4 million in 2007. The dyeing and finishing equipment business contributed $22.5 million, or 53.1%, of net revenue in 2008, compared to $19.8 million, or 81.1%, of net revenue, in 2007. The forged rolled rings and electrical power equipment segment contributed $19.8 million, or 46.9% of net revenues, in 2008, compared to $4.6 million, or 18.9% of net revenue, in 2007.

Gross profit increased 49.5% to $10.5 million in 2008, compared to $7.1 million in 2007. Gross margin was 24.9% in 2008, compared to 28.9% in 2007, with gross margin in the dyeing and finishing equipment segment of 26.0% in 2008 compared to 29.3% in 2007 and gross margin of 23.7% in the forged rolled rings and electric power segment compared to 27.2% in 2007. Operating income rose 42.4% to $8.1 million in 2008 compared to $5.7 million in 2007. Income before income taxes, which was $5.7 million for 2008, reflected the impact of $2.3 million in one-time amortization of debt discount and $21,427 debt issuance costs related to the Company’s November 2007 private placement.  Income before income taxes of $12.0 million for 2007 reflected the impact of a one-time forgiveness of income and VAT taxes of $6.7 million.

Net income available to common shareholders of $0.6 million for 2008, or $0.01 per basic and diluted share, reflects a $2.9 million non-cash preferred deemed dividend from the issuance of stock warrants upon conversion of convertible debt into series A preferred stock and warrants.  In 2007, net income available to common shareholders, which included the impact of a one-time tax relief of $6.7 million, was $10.3 million, or $0.28 per basic share and $0.26 per diluted share.

Excluding the aforementioned preferred stock deemed dividend and amortization of debt discount and issuance costs, adjusted net income for 2008 was $5.8 million, or $0.09 per fully diluted share, up 62.9% from adjusted net income available to common shareholders of $3.6 million, or $0.09 per fully diluted share, in 2007. Adjusted net income for 2007 excludes a one-time tax relief of $6.7 million.  The computation of adjusted net income is set forth below.

Financial Condition

As of December 31, 2008, the Company had cash and cash equivalents of $0.3 million, accounts receivable of $4.5 million and working capital of $3.2 million. The Company had $1.0 million in short-term loans payable and stockholders’ equity of $32.9 million.   During 2008, the Company generated $5.2 million from operating activities and had net capital expenditures of $13.7 million, primarily related to acquiring and equipping facilities for the larger size forged rolled rings.

Business Outlook

China Wind Systems began producing forged products at its new facility in February 2009 after successfully completing equipment test runs. The Company’s sample products were approved and inspected by prospective customers and preliminary agreements with several additional customers were signed in March 2009, including Dong Fang Electric, Co., Ltd., Zhejiang Yunda Co., Ltd., Shanghai Electric Co., Ltd. and Mingyang Wind Power Technology Co., Ltd.

While the Company did experience some delay in the automation process at its new facility, production is underway and management expects to ramp up capacity to meet existing orders in the second and third quarters of 2009.

“Apart from manufacturing first-class forged products, we are also dedicated to providing superior after-sales service in order to establish ourselves as the preferred manufacturer of forged products,” Mr. Wu said. “We are encouraged by the Chinese government’s strong support of China’s wind industry, which analysts predict will reach 50-60 GW of installed wind capacity by 2015, and are confident that we have found our niche in the supplying this industry while we continue to generate revenue from our other segments. However,” Mr Wu continued, “the worldwide economic downturn has hit the Chinese textile manufacturing segment hard, and we anticipate that sales from our dyeing and finishing segment may decline significantly.”

Conference Call

The Company will conduct a conference call at 8:00 a.m. Eastern Daylight Time (EDT) on Wednesday, April 1, 2009 to discuss its fourth quarter and full year 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796, and enter the conference passcode 660-967-97 when prompted. International callers should dial 617-614-4070, and enter the same passcode, 660-967-97.  If you are unable to participate in the call at this time, a replay will be available for 14 days starting on April 1 at 10:00 a.m. EDT. To access the replay, dial 888-286-8010 and enter the passcode, 503-31-533. International callers dial 617-801-6888, and enter the same passcode, 501-31-533.

Use of Non-GAAP Financial Measures

GAAP results for fiscal year 2008 include $2.3 million in one-time amortization of debt discount and debt issuance costs related to the Company’s November 2007 private placement and a $2.9 million non-cash preferred deemed dividend from the issuance of stock warrants upon conversion of convertible debt into series A preferred stock. GAAP results for the fiscal year 2007 include a one-time tax relief in VAT and income taxes of $6.7 million.  Because these charges are non-cash, one-time charges and are not related to the Company’s operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company plans to increase its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended		For the Years Ended
	December 31,		December 31,

	2008	2007	2008	2007

NET REVENUES	$10,885,299	$7,828,910	$42,285,485	$24,418,385

COST OF SALES	8,231,321	5,534,454	31,740,041	17,366,000

GROSS PROFIT	2,653,978	2,294,456	10,545,444	7,052,385

OPERATING EXPENSES:
Depreciation	77,643	74,922	305,832	282,797
Selling, general and administrative	495,105	541,187	2,176,282	1,107,293

Total Operating Expenses	572,748	616,109	2,482,114	1,390,090

INCOME FROM OPERATIONS	2,081,230	1,678,347	8,063,330	5,662,295

OTHER INCOME (EXPENSE):
Interest income	1,850	2,570	13,569	2,942
Interest expense	(25,985)	(435,344)	(2,324,859)	(466,704)
Foreign currency loss	(13,400)		(13,400)	-
Other income from foregiveness of income and VAT taxes		(61,431)	-	6,710,011
Debt issuance costs		(3,571)	(21,429)	(3,571)
Other income		57,198	-	57,198

Total Other Income (Expense)	(37,535)	(440,578)	(2,346,119)	6,299,876

INCOME BEFORE INCOME TAXES	2,043,695	1,237,769	5,717,211	11,962,171

INCOME TAXES	583,617	334,336	2,234,948	1,649,430

NET INCOME	1,460,078	903,433	3,482,263	10,312,741

DEEMED PREFERRED STOCK DIVIDEND			(2,884,062)	-

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	1,460,078	903,433	$598,201	$10,312,741

COMPREHENSIVE INCOME:
NET INCOME	1,460,078	903,433	$3,482,263	$10,312,741

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	9,391	489,749	1,688,944	1,013,735

COMPREHENSIVE INCOME	1,469,469	1,393,182	$5,171,207	$11,326,476

NET INCOME PER COMMON SHARE:
Basic	$0.03	$0.02	$0.01	$0.28
Diluted	$0.02	$0.02	$0.01	$0.26

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44,069,316	36,998,534	40,000,487	36,683,776
Diluted	62,585,767	59,869,403	63,621,211	40,168,234

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$328,614	$5,025,434
Notes receivable	269,549	-
Accounts receivable, net of allowance for doubtful accounts (Note 2)	4,518,259	2,158,412
Inventories, net of reserve for obsolete inventory (Note 3)	1,892,090	1,929,796
Advances to suppliers	117,795	938,331
Due from related party (Note 8)	437,688	-
Prepaid expenses and other	21,744	378,429

Total Current Assets	7,585,739	10,430,402

PROPERTY AND EQUIPMENT - net (Note 4)	25,939,596	6,525,986

OTHER ASSETS:
Deposit on long-term assets - related party (Note 8)	-	10,863,706
Land use rights, net (Note 5)	3,806,422	502,634
Investment in cost method investee	-	34,181
Due from related party (Note 8)	-	139,524

Total Assets	$37,331,757	$28,496,433

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable (Note 7)	$1,021,272	$820,333
Convertible debt, net of discount on debt (Note 6(b))	-	3,261,339
Accounts payable	2,485,137	1,845,769
Accrued expenses	187,605	198,542
VAT and service taxes payable	97,341	434,839
Advances from customers	45,748	77,357
Due to related party (Note 8)	-	98,541
Income taxes payable	569,371	508,407

Total Current Liabilities	4,406,474	7,245,127

RELATED PARY TRANSACTIONS (Note 8)
COMMITMENTS (Note 11)

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value;
(December 31, 2008 - 60,000,000 shares authorized, all of which were designated as series A convertible preferred, 14,028,189 shares issued and outstanding;
December 31, 2007 - no shares authorized, issued or outstanding)	14,028	-
Common stock ($0.001 par value; 150,000,000 shares authorized;
44,895,546 and 37,384,295 shares issued and outstanding
at December 31, 2008 and 2007, respectively)	44,896	37,385
Additional paid-in capital	15,571,288	3,488,896
Retained earnings	13,639,641	16,074,270
Statutory reserve	621,203	305,472
Other comprehensive gain - cumulative foreign currency translation adjustment	3,034,227	1,345,283

Total Stockholders' Equity	32,925,283	21,251,306

Total Liabilities and Stockholders' Equity	$37,331,757	$28,496,433

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,482,263	$10,312,741
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	648,952	598,507
Amortization of debt discount to interest expense	2,263,661	377,277
Amortization of debt offering costs	21,429	3,571
Amortization of land use rights	84,906	10,492
Increase in allowance for doubtful accounts	203,414	377,608
Increase in reserve for inventory obsolescence	-	(244,981)
Stock based compensation expense	113,420	139,373
Other income from forgiveness of income and VAT taxes	-	(6,710,011)
Changes in assets and liabilities:
Notes receivable	(265,366)	-
Accounts receivable	(2,384,061)	(44,492)
Inventories	164,596	(38,432)
Prepaid and other current assets	338,063	(273,312)
Advances to suppliers	869,784	696,492
Due from related party	(430,894)	-
Accounts payable	490,230	1,160,691
Accrued expenses	(894)	23,103
VAT and service taxes payable	(360,984)	1,472,360
Income taxes payable	26,434	1,267,374
Advances from customers	(36,229)	(110,144)

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,228,724	9,018,217

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from due from related parties	145,534	948,722
Proceeds from sale of cost-method investee	35,908	-
Deposit on long-term assets - related party	(89,721)	(10,339,525)
Purchase of property and equipment	(13,813,297)	(10,566)

NET CASH USED IN INVESTING ACTIVITIES	(13,721,576)	(9,401,369)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	143,632	393,846
Proceeds from convertible debt	-	5,525,000
Payment of placement fees	-	(30,000)
Payments in connection with recapitalization	-	(1,040,000)
Proceeds from exercise of warrants	2,187,566	-
Proceeds from sale of common stock	1,393,883	-
Payments on related party advances	(102,979)	94,620

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,622,102	4,943,466

EFFECT OF EXCHANGE RATE ON CASH	173,930	43,730

NET (DECREASE) INCREASE IN CASH	(4,696,820)	4,604,044

CASH - beginning of year	5,025,434	421,390

CASH - end of year	$328,614	$5,025,434

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$75,159	$68,708
Income taxes	$2,208,514	$85,120

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	For the Twelve Months ended December 31,
	2008		2007
	Net Income	Diluted EPS	Net Income	Diluted EPS

Adjusted Amount of Net Income available to Common Shareholders	$5,828,551	$0.09	$3,602,730	$0.09
Adjustment
Interest expenses related to amortization of convertion of convertible debt to common stock (1)	2,324,859	0.04	-	-
Amortization of debt issuance costs (2)	21,429	0.00	-	-
Deemed preferred dividend (3)	2,884,062	0.05	-	-
Other income from forgiveness of VAT and income taxes (4)			(6,710,011)	(0.17)
Amount per consolidated statement of operations	$598,201	$0.01	$10,312,741	$0.27

(1) One-time, non-cash interest expenses related to amortization of debt discount to interest expense, Q1 2008
(2) Amortization related to debt issuance
(3) One-time non-cash deemed preferred dividend related to issuance of stock warrants upon conversion of convertible debt to series A preferred stock
(4) One-time tax relief in VAT and income taxes in the third quarter of 2007 Weighted average diluted shares,  63621211 for twelve months ended December 31,2008 and 40,168,234 for twelve months ended December 31, 2007